Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-80407, 333-78825, 333-50180 and 333-63350) pertaining to the Stock Option Plans of Nextera Enterprises, Inc. of our report dated January 11, 2006, except for the second paragraph of Note 1 and Note 16 as to which the date is March 9, 2006, with respect to the consolidated financial statements of Nextera Enterprises, Inc. incorporated by reference in the Amendment to Form 8-K filed by Nextera Enterprises, Inc. on March 31, 2006.
/s/ ERNST & YOUNG LLP
Boston Massachusetts
March 30, 2006